Exhibit 21.01
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                       ALLIANCE SEMICONDUCTOR CORPORATION
                           Subsidiaries of Registrant


Name of Subsidiary of Alliance         Jurisdiction or
Semiconductor Corporation                 State of
                                        Incorporation
----------------------------------  ----------------------

Nimbus Technology, Inc.                  California

Alliance Semiconductor                 Cayman Islands
International Corporation

Alliance Semiconductor                    Delaware
International Corporation

Alliance Semiconductor (India)              India
Private Limited

Alliance Venture Management, LLC         California

Alliance Ventures I, LP                  California

Alliance Ventures II, LP                 California

Alliance Ventures III, LP                California

Alliance Ventures IV, LP                 California

Alliance Ventures V, LP                  California

Dioptech, Inc.                            Delaware
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